JPMORGAN ASIA EQUITY FUND

AMENDED AND RESTATED
SUBADVISORY AGREEMENT

Agreement made as of this 18th day of February, 2005, by and between J.P. Morgan Investment Management Inc. ("JPMIM" or the "Manager") and JF International Management Inc. (the "Sub-adviser").

WHEREAS, JPMIM provides investment advisory services to JPMorgan Asia Equity Fund (formerly JPM Fleming Asia Equity Fund), (the “Fund”), a series of JPMorgan Trust I, a Delaware statutory trust (the “Trust”), which is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Amended and Restated Investment Advisory Agreement between JPMIM and JP. Morgan Mutual Fund Series, the predecessor to the Trust, dated February 18, 2005 (the “Advisory Agreement”); and

WHEREAS, JPMIM desires to retain the Sub-adviser to provide investment advisory services to the Fund and to manage such portion of the Fund as the Manager shall from time to time direct, and the Sub-adviser is willing to render such investment advisory services; and

WHEREAS, the Sub-adviser is licensed by the Hong Kong Securities and Futures Commission to carry out Type 4 (advising on securities) and Type 9 (asset management) regulated activities as set out in Schedule 5 to the Securities and Futures Ordinance of Hong Kong Special Administrative Region and is registered as an investment adviser with the United States Securities and Exchange Commission.

NOW, THEREFORE, the Parties agree as follows:

1.	(a) Subject to the supervision of the Manager and the Board of Trustees of the Fund, the Sub-adviser shall manage such portion of the assets of the Fund as the Manager shall direct (the "Assets") and shall manage the composition of the Assets, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's prospectus(es) and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i)	The Sub-adviser shall, in relation to the Assets, determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii)	In the performance of its duties and obligations under this Agreement, the Sub-adviser shall act in conformity with the Declaration of Trust, By-Laws and Prospectus of the Fund and with the written instructions and directions of the Manager and of the Board of Trustees of the Fund

delivered to the Sub-adviser, and will use reasonable efforts to manage the Assets so that the Fund will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and regulations issued there-under, except as may be authorized to the contrary by Board of Trustees of the Fund. For the avoidance of doubt, investment objectives, policies and direction should not be deemed to have been breached as a result of changes beyond the Sub-adviser's control (including but not limited to change in price/value of assets). In connection therewith, the Sub-adviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission.

(iii)	The Sub-adviser shall determine the Assets to be purchased or sold by the Fund, as applicable, and will place orders with or through such persons, brokers, dealers or futures commission merchants (including, as permitted by applicable law, any broker or dealer affiliated with the Sub-adviser or the Manager) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Trustees may direct from time to time. In providing the Fund with investment advice, it is recognized that the Sub-adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-adviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Sub-adviser's other clients may be a party. Consistent with its fiduciary duty to the Fund and applicable laws and regulations of the jurisdiction under which the services of the Sub-adviser set out in this Agreement are to be performed, including U.S. securities laws and regulations, the Sub-adviser and its associates shall have a discretion to effect, either as principal or otherwise, transactions in which the Sub-adviser or any of its associates has directly or indirectly a material interest or a relationship of any description with another party which may involve a potential conflict with the Sub-adviser's duty to the Manager or the Fund. Neither the Sub-adviser nor its associates shall be liable to account to the Manager or the Fund for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions, nor will the Sub-adviser's fees be abated thereby unless otherwise provided. It is also understood that it is desirable for the Fund that the Sub-adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, in accordance with U.S. securities laws and regulations, the Sub-adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Fund's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Sub-adviser in connection with the Sub-adviser's services to other clients.

Often occasions when the Sub-adviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Sub-adviser, the Sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser in the manner the Sub-adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv)	The Sub-adviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1, and any other applicable provisions under the 1940 Act, and shall render to the Fund's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Sub-adviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

(v)	The Sub-adviser shall provide the Fund's Custodian on each business day with information relating to all transactions concerning the portion of the Fund's Assets managed by the Sub-adviser, and shall provide the Manager with such information upon request of the Manager.

(vi)	The investment management services provided by the Sub-adviser hereunder are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others.

(vii)	The Sub-adviser may with the prior written consent of the Manager delegate any of its functions, powers, discretions, privileges and duties under the terms of this Agreement to any of its affiliates and may provide information about the Manager and the Fund to any such affiliates.

(viii)	If the Sub-adviser considers that any investment objectives and policies and/or instructions received in relation thereto may not, from a compliance or system viewpoint, be capable of being fully observed, it shall promptly advise the Manager of the same with a view to arrive at a mutually acceptable modification to such investment objectives and policies. Before such modification to such investment objectives and policies and/or instructions is agreed between the parties, the Sub-adviser shall use its best endeavors to comply with such investment objectives and policies and/or instructions to the fullest extent that the Sub-adviser in its opinion considers possible.

(ix)	The Manager shall be responsible for the management of its affairs or the affairs of the Fund for tax purposes.

(x)	For the avoidance of doubt, the Sub-adviser shall not be deemed to have breached its duty of confidentiality owing to the Manager if disclosures of information is required in order to facilitate the Sub-adviser carrying out its duties hereunder or is required by law or regulations or is requested by any investment exchanges or statutory, regulatory or governmental bodies having jurisdiction over the Sub-adviser or any of its associates.

(xi)	The Sub-adviser is authorized to rely on, may act on and treat as fully authorized by the Manager, any instruction or communication which purports to have been given (and which is accepted by the Sub-adviser in good faith as having been given) by a person the Manager has notified the Sub-adviser is authorized to instruct it in respect of the Fund and, by whatever means transmitted and whether or not in writing and, unless the Sub-adviser shall have received written notice to the contrary, whether or not the authority of such person shall have been terminated. The Sub-adviser may use voice-recording procedures in connection with all communications and any such voice record retained by the Sub-adviser will constitute conclusive evidence of such communications.

(b)	The Sub-adviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Fund to serve in the capacities in which they are elected.

Services to be furnished by the Sub-adviser under this Agreement may be furnished through the medium of any of such Trustees, officers or employees.

(c)	The Sub-adviser shall keep the Fund's books and records required to be maintained by the Sub-adviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Sub-adviser's services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-adviser agrees that all records, which it maintains for the Fund, are the property of the Fund, and the Sub-adviser will surrender promptly to the Fund any of such records upon the Fund's request, provided, however, that the Sub-adviser may retain a copy of such records. The Sub-adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Securities and Exchange Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)	The Sub-adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 and other applicable state and federal regulations as the Manager may advise in writing from time to time.

(e)	The Sub-adviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(f)	The Sub-adviser will inform the Manager in writing within a reasonable time of material changes to the information provided to the Manager under this Agreement.

2.	The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Sub-adviser's performance of its duties under this Agreement.

3.	For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Sub-adviser as full compensation therefore, a fee equal to the percentage of the Fund's average daily net assets of the portion of the Fund managed by the Sub-adviser as described in the attached Schedule I. The Sub-adviser shall be responsible for its own expenses in performing its duties hereunder but shall not be responsible for the expenses of the Fund. Without limiting the generality of the foregoing, the Sub-adviser shall not be responsible for brokerage commissions, transfer taxes or fees or custody fees of the Fund.

4.	The Sub-adviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement. The Manager agrees to indemnify the Sub-adviser from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than those resulting from willful misfeasance, bad faith or gross negligence on the Sub-adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement) which may be imposed on, or incurred by the Sub-adviser in performing its obligations or duties hereunder.

5.	This Agreement shall continue in effect until October 31, 2005 and shall continue in effect thereafter only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Sub-adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. Section 4 shall survive termination of this Agreement. Further, termination will not in any event affect accrued rights or existing commitments.

6.	Nothing in this Agreement shall limit or restrict the right of any of the Sub-adviser’s Directors, officers or employees who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7.	During the term of this Agreement, the Manager agrees to furnish the Sub-adviser at its principal office all Fund prospectuses, statement of additional information, proxy statements and reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund.

8.	The Sub-adviser acknowledges the following limitation of liability: The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with the Trust or a Fund must look solely to the assets of the Trust or Fund for the enforcement of any claims against the Trust or Fund.

9.	This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

10.	This Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

J.P. Morgan Investment Management Inc.

By: /s/ George C.W. Gatch
Name: George C.W. Gatch
Title: Director

JF International Management Inc.

By: /s/ Ken W.M. Tam
Name: Ken W.M. Tam
Title: Director

SCHEDULE I

Sub-adviser’s Fees

(i)	The Sub-advisor shall be paid a sub-advisory fee for its services, to be deducted from the Fund, at a rate of 0.5% per annum, on the average daily net asset value of the Assets of the Fund, accrued daily and paid monthly in arrears within 15 business days of each month end.

(ii)	If investment of the Assets are invested in unit trusts or other collective investment schemes managed or issued by the Sub-adviser or any of its affiliates, there shall be no initial charge imposed for the acquisition of units or shares.

(iii)	If investment of the Assets are in units or shares in collective investment schemes managed or issued by the Sub-adviser or its affiliates, the value of such units or shares invested shall be deducted from the total value of the portfolio of the Assets for the purposes of calculating the advisory fee of the Sub-adviser.